March 29, 1996

Mr. Albert J. Costello
Chairman, President and
   Chief Executive Officer
W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

Dear Al:

                  The purpose of this letter is to confirm our understanding with respect to my Employment Agreement ("Employment Agreement"), dated as of April 1, 1991, with a subsidiary of W. R. Grace & Co. ("Grace"), as follows:

                  1. I hereby conditionally rescind the notice previously given to you that I had elected to convert the Employment Agreement into a consulting agreement upon the terms and conditions set forth in Section 7 of the Employment Agreement.

                  2. In consideration of such conditional rescission, Grace agrees to extend the Employment Agreement, and I hereby agree to remain in Grace's employ, until the first to occur of (a) December 31, 1996 or (b) the disposition of National Medical Care, Inc. ("NMC") by Grace, whether or not such disposition is in the form of the proposed transaction between Grace and Fresenius AG ("Fresenius"). During the period that the Employment Agreement remains in effect, both parties shall continue to be bound by the provisions thereof (including without limitation the provisions under which I have the right to convert the Employment Agreement into a consulting agreement); provided, however, that:

                  (a) I understand and agree that I will not be a participant in Grace's Long-Term Incentive Program for the 1996-1998 Performance Period or any subsequent Performance Period and that I will not be eligible to receive any portion of the pool that has been established to provide NMC employees with "stay bonuses" in connection with Grace's proposed disposition of NMC (I understand, however, that I will be eligible to participate in the portions of the NMC incentive compensation pool relating to annual performance and cash flow performance, respectively); and

                  (b) In the event the proposed transaction with Fresenius is not consummated by December 31, 1996, or in the event that such transaction is so consummated but the New Agreement (as defined below) is not executed by me and Fresenius by December 31, 1996, the conditional rescission referred to above will automatically be revoked, and, effective January 1, 1997, the Employment Agreement will be converted into a consulting agreement upon the terms and conditions set forth in Section 7 of the Employment Agreement.






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                  3. Grace management will recommend that I be nominated to
stand for election as a Class II Director of Grace at its 1996 Annual Meeting of Shareholders, for a term expiring at the 1997 Annual Meeting of Shareholders. However, I agree to resign, and I hereby tender my resignation, as a director of Grace, such resignation to be effective on the date of termination of my employment by Grace as specified in paragraph 2 above.

                  4. In connection with the transaction with Fresenius referred to in paragraph 2 above, I expect to enter into an agreement ("New Agreement") providing for my service as an employee of and/or consultant to NMC (or another affiliate of Fresenius) following completion of such transaction. I hereby agree as follows in connection with the New Agreement:

                  (a) I agree to negotiate the terms of the New Agreement in good faith with representatives of Fresenius.

                  (b) Upon the effectiveness of the New Agreement, the Employment Agreement shall terminate and be of no further force and effect, except as specified in Section 4.2 thereof (which contains covenants as to confidentiality), and I shall have no right to serve as a consultant to Grace.

                  If the foregoing correctly sets forth our understanding, please sign this letter and the accompanying copy as indicated below and return one copy to me.

                                                     Very truly yours,



                                                     Constantine L. Hampers


Agreed as set forth above:

W. R. Grace & Co.


By: -----------------------------
    Albert J. Costello
    Chairman, President and
      Chief Executive Officer